Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is effective as of April 4, 2018 (the “Effective Date”), by and between THE SCRIPPS RESEARCH INSTITUTE, a California nonprofit public benefit corporation (“TSRI”), and IMMUNOMEDICS, INC., a Delaware corporation (“Licensee”), each located at the respective address set forth in Section 13.15 below, with respect to the facts set forth below.

RECITALS

A. TSRI is engaged in fundamental scientific biomedical and biochemical research including research relating to the development of the click chemistry ligation process.

B.Licensee is engaged in the discovery and development of pharmaceutical products.

C.TSRI desires to grant to Licensee, and Licensee wishes to acquire from TSRI, an exclusive license under certain TSRI patent rights, subject to certain rights of the U.S. Government resulting from the receipt by TSRI of certain funding from the U.S. Government, and other reserved rights of TSRI, all subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, TSRI and Licensee hereby agree as follows:

1.Definitions. Capitalized terms shall have the meaning set forth herein.

1.1    Affiliate. The term “Affiliate” shall mean any entity which directly or indirectly controls, or is controlled by a party. The term "control" as used herein means (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares entitled to vote for the election of directors; or (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interests with the power to direct the management and policies of such non-corporate entities. The term “Licensee” as used throughout this Agreement also includes its Affiliates.
1.2    Amino Acid. The term “Amino Acid” shall mean any organic compound containing at least an [***], a [***] and any of various side groups. The term Amino Acid is intended to encompass [***].
1.3 Cell Free Protein. The term “Cell Free Protein” shall mean a Protein produced by Cell Free Protein Synthesis. For the avoidance of doubt, a Cell Free Protein includes a Protein having or incorporating one or more Non-Natural Amino Acid(s), where such Non-Natural Amino Acid(s) is/are added or incorporated in the Protein using Cell Free Protein Synthesis.
1.4 Cell Free Protein Bioconjugate. The term “Cell Free Protein Bioconjugate” shall mean a Cell Free Protein conjugated to one or more azide or alkyne containing molecular or chemical entities forming an intermolecular (i) [***], (ii) [***], or (iii) [***] and such molecular or chemical entity or entities the manufacture of which would be covered by the Patent Rights. The following are non-limiting examples of “chemical moieties”: synthetic compounds (such as PEG and other polymers, as well as other chemical entities) and biomaterials (such as Amino Acids, peptides, proteins, sugars, carbohydrate moieties and nucleic acids).
1.5 Cell Free Protein Synthesis. The term “Cell Free Protein Synthesis” shall mean the in vitro manufacture of Proteins using in vitro transcription and translation machinery originating from prokaryotic cell lysates.
1.6 Challenge. Licensee or a Sublicensee will be deemed to have made a "Challenge" of the Licensed Patent Rights if Licensee or a Sublicensee: (a) institutes or voluntarily joins as a party to, or causes its counsel to institute on Licensee's or such Sublicensee's behalf, any interference, opposition, re-examination, post-grant review or similar proceeding with respect to any Licensed Patent Right with the U.S. Patent and Trademark Office or any foreign patent office; or (b) makes any filing or institutes or voluntarily joins as a party to any legal proceeding, or causes its counsel to make any filing or institute or voluntarily join as a party to any legal proceeding on Licensee's or such Sublicensee's behalf, with a court or other governmental body (including, without limitation, the U.S. Patent and Trademark Office or any foreign patent office) having authority to determine the validity, enforceability or scope of the Licensed Patent Rights, in which one or more claims or allegations challenges the validity or enforceability of any Licensed Patent Right. Notwithstanding the foregoing, any response by Licensee, its Affiliates or Sublicensee in response to any suit, proceeding, or other action brought directly or indirectly by TSRI or any of its Affiliates against Licensee, its Affiliates or Sublicensee shall not be deemed a Challenge.

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.7 Confidential Information. The term "Confidential Information" shall mean any and all proprietary or confidential information of TSRI or Licensee that such party (the “Disclosing Party”) discloses to the other party (the “Receiving Party”) in connection with this Agreement prior to the Effective Date or during the term of this Agreement. The provisions of this Agreement shall be considered the Confidential Information of both parties. Information shall not be considered confidential to the extent that the Receiving Party can establish by competent proof that such information:
(a)is or becomes publicly available through no fault of the Receiving Party;

(b)was known to the Receiving Party prior to the Effective Date, which knowledge was acquired independently and not from the Disclosing Party (or the Disclosing Party's employees); or

(c)is disclosed to the Receiving Party in good faith by a third party who is not under any obligation to maintain the confidentiality of such information, and without breach of this Agreement by the Receiving Party; or

(d)is independently discovered or developed by the Receiving Party without use of the Disclosing Party’s Confidential Information.

Specific Confidential Information disclosed to a Receiving Party shall not be deemed to be within any of the foregoing exceptions merely because it is (i) embraced by more general information in the public domain or in the Receiving Party’s possession; (ii) a combination of features or data that can be pieced together by combining individual features or data from multiple sources in the public domain or in the Receiving Party’s possession to reconstruct the Confidential Information, but none of which shows the entire combination; and/or (iii) a selection or part of a document or embodiment where other information in the same document or embodiment becomes part of the public domain or in the Receiving Party’s possession.
1.8 Covered. The term “Covered” shall mean that the manufacture, use, importation, sale or offer for sale of the subject matter in question would, in the absence of the licenses granted herein, infringe at least one Valid Claim.

1.9 Field. The term "Field" shall mean the prevention, treatment or amelioration of a specific disease, symptom, state of health, or medical- or health-related condition in humans and/or animals.

1.10 First Commercial Sale. The term “First Commercial Sale” shall mean with respect to each Licensed Product, the first sale of such Licensed Product by Licensee, its Affiliate or its Sublicensee to a third party following all necessary regulatory approvals in the applicable country.

1.11 Immunomedics Antibody-Drug Conjugate. The term “Immunomedics Antibody-Drug Conjugate” shall mean an antibody or an antibody fragment which is conjugated to a molecular or chemical moiety using a technique other than Click Chemistry, whereby the antibody or antibody fragment contains only Natural Amino Acids and is produced using eukaryotic cells. The moiety to which the antibody or antibody fragment is conjugated can be produced in a process involving Click Chemistry as one step of the process. “Click Chemistry” refers to the subject matter claimed by the Licensed Patent Rights. Immunomedics Antibody-Drug Conjugate shall exclude [***].

1.12 Licensed Patent Rights. The term “Licensed Patent Rights” shall mean:
(a)the patents and patent application(s) listed in Exhibit A;

(b)all patents and patent applications (including provisional applications) claiming and entitled to the priority date of the patents and patent applications listed in Exhibit A;

(c)reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof (including regulatory delay equivalents); and

(d)all foreign counterparts of the foregoing.

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.13 Licensed Product. The term "Licensed Product" shall mean any product that uses or incorporates Immunomedics Antibody-Drug Conjugate sacituzumab govitecan (including all line extensions and improvements thereof), and that is Covered by any Valid Claim(s).

1.14 Macrolide. The term “Macrolide” shall mean [***].

1.15 Net Sales. The term "Net Sales" shall mean the gross amounts invoiced by Licensee, its Affiliates and/or its Sublicensees on all sales of Licensed Products to third parties, in an arms-length transaction (excluding any sales among the Licensee, its Affiliates and any Sublicensee of the Licensee or the Licensee’s Affiliates but including any downstream sales by any of them to a distributor or end-user customer) less the following amounts, to the extent actually incurred or accrued by Licensee, its Affiliates and/or Sublicensees in accordance with generally accepted accounting principles consistently applied, and not reimbursed by such third party, provided that any given amount may be taken as a permitted deduction only once:

(a) reasonable and customary rebates, chargebacks, quantity, trade and similar discounts, credits and allowances and other price reductions reasonably granted, allowed, incurred or paid in so far and only to the extent that they are actually applied to sales of the Licensed Product;
(b) discounts (including cash discounts and quantity discounts), coupons, retroactive price reductions, charge back payments and rebates granted to managed care organizations or to federal, state and local governments, or to their agencies (including, but not limited to, payments made under the new “Medicare Part D Coverage Gap Discount Program” and the “Annual Fee for Branded Pharmaceutical Manufacturers” specific to the Licensed Product), in each case, as actually applied to sales of the Product and actually given to customers;
(c) reasonable and customary credits and allowances actually taken upon rejection, return or recall of the Licensed Product;
(d) reasonable and customary freight and insurance costs incurred with respect to the shipment of the Licensed Product to customers, in each case if charged separately and invoiced to the customer, and only to the extent such freight and insurance costs are included in the gross amount invoiced;
(e) customs duties, surcharges and other similar governmental charges incurred in connection with the exportation or importation of the Licensed Product only to the extent included in the gross amount invoiced;
(f) sales, use, value-added, excise and other similar taxes (excluding income Taxes), to the extent such taxes are actually incurred and not reimbursed, refunded, or credited under a tax authority, and that portion of annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and any other fee imposed by any equivalent applicable law, in each of the foregoing cases, that Licensee allocates to sales of the Licensed Product in accordance with Licensee’s standard policies and procedures consistently applied across its products, as adjusted for rebates and refunds, imposed in connection with the sales of the Licensed Product to any third party, to the extent such taxes are not paid by the third party; and

(g) actual uncollectible debt amounts with respect to sales of the Licensed Product, provided that if the debt is thereafter paid, the corresponding amount shall be added to the Net Sales of the period during which it is paid.

No amount for which deduction is permitted pursuant to this Section shall be deducted more than once. Licensed Product transferred to Third Parties in connection with clinical and non-clinical research and trials (including studies reasonably necessary to comply with applicable law, regulation or upon request by a regulatory authority), product samples, compassionate sales or use, or an indigent program or similar bona fide arrangements shall not be included in Net Sales. Net Sales for any combination product shall be calculated on a country-by-country basis by multiplying actual Net Sales of such combination product by the fraction A/(A+B) where “A” is the weighted average invoice price of the Licensed Product contained in such combination product when sold separately in such country during the applicable accounting period in which the sales of the combination product were made, and “B” is the combined weighted average invoice prices of all of the active ingredients other than the Licensed Product contained in such combination product sold separately in such country during such same accounting period.  If the Licensed Product contained in such combination product is not sold separately in finished form in such country, then Licensee and TSRI shall determine Net Sales for the Licensed Product by mutual agreement based on the relative contribution of the Licensed Product and each such other active ingredient in such combination product in accordance with the above formula, and shall take into account in good faith any applicable allocations and calculations that may have been made for the same period in other countries.

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.16 NNAA Protein. The term “NNAA Protein” shall mean a Protein having, containing or incorporating one or more Non-Natural Amino Acid(s), where such Non-Natural Amino Acid(s) is/are added or incorporated in the Protein in vivo.

1.17 NNAA Protein Bioconjugate. The term “NNAA Protein Bioconjugate” shall mean an NNAA Protein conjugated to one or more azide- or alkyne-containing molecular or chemical entities forming an intermolecular (i) [***], (ii) [***], or (iii) [***].  The following are non-limiting examples of “molecular or chemical entities”: synthetic compounds (such as PEG and other polymers, as well as other chemical entities) and biomaterials (such as Amino Acids, peptides, proteins, sugars, carbohydrate moieties and nucleic acids).

1.18 Non-Natural Amino Acid.  The term “Non-Natural Amino Acid” shall mean any Amino Acid other than one of the following naturally occurring Amino Acids (Glycine, Alanine, Valine, Leucine, Isoleucine, Proline, Cysteine, Methionine, Phenylalanine, Tryptophan, Serine, Threonine, Tyrosine, Asparagine, Glutamine, Ornithine, Lysine, Arginine, Histidine, Aspartic Acid, Glutamic Acid, Pyrrolysine and Selenocysteine).

1.19 Novartis Research Products Nonexclusive License. “Novartis Research Products Nonexclusive License” shall mean the non-exclusive, worldwide license rights (without the right to sublicense) granted by TSRI to Novartis AG under the Licensed Patent Rights to make and use (but not sell) Research Products. “Research Products” is defined to mean any product, process or device which is designed or utilized for discovering, improving or testing a Therapeutic Product, Preventative Medicine Product, or Diagnostic Product. “Diagnostic Product” means any product, process or device that is designed or utilized for diagnosis of a disease or condition in humans or vertebrate animals. “Preventative Medicine Product” means any product, process or device that is designed or utilized to prevent the occurrence of any disease state in humans or vertebrate animals. “Therapeutic Product” means any product, process or device which is designed or utilized for treatment or mitigation of an existing disease state in humans or vertebrate animals.

1.20 Polypeptide.  The term “Polypeptide” shall mean a polymer comprising Amino Acids joined by peptide bonds, and may include, without limitation, non-natural and low molecular weight polymers.

1.21 POZ Therapeutic Compound.  The term "POZ Therapeutic Compound" shall mean a compound conjugated to one or more azide or alkyne containing polymers forming an intermolecular (i) [***], (ii) [***], or (iii) [***] between the compound and the polymer, and where such polymer contains repeating units of the structure [***].

1.22 Protein.  The term “Protein” shall mean conjugated or unconjugated Amino Acids, peptides, peptidomimetics, Polypeptides, proteins and protein mimetics.  Non-limiting examples of Proteins include an antibody, an antibody fragment and a peptide aptamer.

1.23 Royalty Report. The term “Royalty Report” shall have the meaning ascribed to such term as provided in Section 5.3.

1.24 Stapled Peptide. The term “Stapled Peptide” shall mean a Protein that has at least one (i) [***], (ii) [***], or (iii) [***].

1.25 Stapled Protein.  The term “Stapled Protein” shall mean a Protein that has at least one (i) [***], (ii) [***], or (iii) [***].

1.26 Sublicensee. The term “Sublicensee” shall mean any non-Affiliated third party to whom Licensee or an Affiliate grants a sublicense or similar rights with respect to the rights conferred upon Licensee and Affiliates under this Agreement, as permitted by Section 2.2, but excluding any third party acting solely as a distributor or manufacturer. In addition, “Sublicensee” shall include any and all further third party Sublicensees that may be permitted under Section 2.2.

1.27 Valid Claim. The term “Valid Claim” shall mean a claim of an issued and unexpired patent within the Licensed Patent Rights that has not been rejected, revoked or held invalid or unenforceable by a court or other appropriate governmental body of competent jurisdiction and that has not been disclaimed, or admitted by TSRI to be invalid or unenforceable through reissue, disclaimer or otherwise. The term “Valid Claim” shall also include the claims of a pending patent application within the Licensed Patent Rights which have not been pending for a period of [***] or more from the date of filing of the earliest priority patent application to which such pending patent application claims benefit or is entitled to claim benefit.

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2. Grant of License.

2.1 Grant of Exclusive License under Licensed Patent Rights in the Field. TSRI hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement (including the retained rights of TSRI under Section 2.5, the rights reserved for the United States Government referenced in Section 2.4, and the non-exclusive license rights granted to Novartis AG referenced in Section 2.6), an exclusive, worldwide, royalty-bearing license under the Licensed Patent Rights, with a right to grant and authorize sublicenses in accordance with Section 2.2, to research and develop, to make and have made, to use and have used, to sell and have sold, to offer to sell, to import and export, and to distribute, market and promote Licensed Products in the Field and to otherwise exploit Licensed Products in the Field.

2.2 Sublicensing. Licensee and its Affiliates shall have the right to grant and authorize sublicenses to any party with respect to the rights conferred upon Licensee and its Affiliates under Section 2.1 of this Agreement. Any sublicense granted under this Section 2.2 shall be subject in all respects to the applicable provisions contained in this Agreement (including without limitation the provisions regarding governmental interest, reservation of rights, development efforts, reporting, audit rights, indemnity, insurance, Challenges, warranty disclaimer, limitation of liability, confidentiality, and rights upon expiration or termination). In the event of a conflict between this Agreement and the terms of any sublicense, the terms of this Agreement shall control. Licensee shall forward to TSRI a redacted copy of any and all fully executed sublicense agreements (each a “Sublicense Agreement”) within thirty (30) days of execution. Licensee shall at all times be and remain responsible for the compliance by Sublicensees with the terms and conditions of this Agreement, including without limitation the payment of all amounts that may become due hereunder as a result of any Sublicensees’ activities. Licensee’s engagement of a contract manufacturer to manufacture Licensed Products does not constitute a sublicense for purposes of this Section 2.2.
2.3 No Other License. This Agreement confers no license or rights by implication, estoppel or otherwise under any patent applications or patents or intellectual property of TSRI other than the Licensed Patent Rights regardless of whether such patent applications, patents or intellectual property are dominant or subordinate to the Licensed Patent Rights.

2.4 Governmental Interest. Licensee and TSRI acknowledge that TSRI has received, and expects to continue to receive, funding from the United States Government in support of TSRI’s research activities. Licensee and TSRI acknowledge and agree that their respective rights and obligations under this Agreement shall be subject to the rights of the United States Government, existing and as amended, which may arise or result from TSRI’s receipt of research support from the United States Government, including without limitation 37 C.F.R. Part 401, the National Institutes of Health (“NIH”) Grants Policy Statement and the NIH Guidelines for Obtaining and Disseminating Biomedical Research Resources. In the event that Licensee believes in good faith that substantial manufacture of such product is not commercially feasible in the United States and makes a request to TSRI in writing to assist in obtaining a waiver of such requirement from the United States Government, then TSRI shall, at the expense of Licensee, use reasonable efforts to assist Licensee in obtaining such waiver.

2.5 Reservation of Rights. Notwithstanding the exclusive license granted under Section 2.1, TSRI reserves the right to use for its own internal non-commercial research and educational purposes any Licensed Patent Rights hereunder, without TSRI being obligated to pay Licensee any royalties or other compensation or to account to Licensee in any way. In addition, TSRI reserves the right to grant non-exclusive licenses to use the Licensed Patent Rights for internal non-commercial research and educational purposes to other nonprofit or academic institutions, without the other nonprofit or academic institution being obligated to pay Licensee any royalties or other compensation or to account to Licensee in any way.

2.6 Novartis Non-Exclusive License. The license granted under Section 2.1 of this Agreement is further subject to the non-exclusive license rights granted to Novartis AG pursuant to the Novartis Research Products Nonexclusive License.

3. Royalties and Other Payments.

3.1 License Issue Fee.. Licensee shall pay to TSRI a noncreditable, nonrefundable license issue fee in the amount of two hundred and fifty thousand U.S. Dollars (U.S. $250,000) within sixty (60) days of the Effective Date. Failure of Licensee to make this payment shall render this Agreement null and void (ab initio).

3.2 Running Royalties. Licensee shall pay to TSRI running royalties on a Licensed Product-by-Licensed Product and country-by-country basis, in the amount of [***] percent ([***]%) of [***] made by Licensee, its Affiliate, and/or a Sublicensee during the Royalty Term. The royalty payments made by Licensee, its Affiliates and/or Sublicensees hereunder shall in no event exceed [***] dollars (U.S. $[***]) in the aggregate during any given calendar year (“Maximum Royalty”). Licensee,

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

its Affiliates and Sublicensees shall have no obligation to pay any royalties on [***] occurring in a calendar year after such fees reach the Maximum Royalty.

3.3 Royalty Payments. For [***] after the [***] in such country, Licensee shall pay to TSRI all royalties required by this Section 3 within [***] after the end of [***], based upon Net Sales during the immediately preceding calendar quarter during the Royalty Term. After the third calendar quarter, Licensee shall pay to TSRI all royalties required by this Section 3 within [***] after [***]. Licensee shall make all such royalty payments itself to TSRI, and/or cause its Affiliates or Sublicensees to pay to TSRI all royalties resulting from Net Sales by its Affiliates or Sublicensees, within the time period specified in the preceding sentence.

3.4 Arm’s-Length Transactions. On sales of Licensed Products which are made in other than an arm’s-length transaction, the value of the Net Sales attributed under this Section 3 to such a transaction shall be that which would have been received in an arm’s-length transaction, based on sales of like quality and quantity products on or about the time of such transaction.

3.5 Payment Increase in the Event of a Challenge.

3.5.1    Increase. Notwithstanding anything to the contrary in this Agreement, in the event Licensee or a Sublicensee directly or indirectly institutes or makes any Challenges, the amount of the milestone payments and the percentage rate for royalties (for the party bringing such Challenge) required under Sections 3 and 4 of this Agreement shall be [***] during the pendency of such Challenges from the date the challenging party first institutes or makes such Challenges and during the pendency of such Challenges, and shall continue to apply after the conclusion of such Challenges in the event that at least one (1) Valid Claim that covers a Licensed Product is held to be valid and enforceable.

3.5.2    No Right to Recoup. In the event Licensee or a Sublicensee directly or indirectly institutes or makes any Challenges, the Challenging party shall have no right to recoup, recover, set-off or otherwise get reimbursement of any royalties, milestone payments, patent costs or other monies paid hereunder to TSRI prior to or during the period of such Challenges. Licensee hereby voluntarily and irrevocably waives any right to seek return of such royalties, milestone payments, patent costs or other monies in the event Licensee or a Sublicensee directly or indirectly institutes or makes any Challenges.

3.5.3    Pre-Challenge Requirements. Licensee will use best efforts to provide written notice to TSRI at least [***] prior to Licensee instituting or making any Challenges, and Licensee agrees that Licensee will not institute such Challenge for at least [***] after the date of such notice. During such [***] period, the parties will discuss the same and attempt in good faith to mutually resolve such issues.

3.5.3    Sublicensee Challenges. In the event that a Sublicensee institutes or makes any Challenges, upon written notice to the Licensee by TSRI or upon Licensee becoming aware of such, the Licensee shall terminate the applicable Sublicense with such challenging Sublicensee. If the Licensee does not terminate such Sublicense with the challenging Sublicensee within [***] of the Licensee becoming aware of such Challenge, then provisions of Sections 3.5.1. and 3.5.2 shall also apply to the Sublicensee. For clarity, Section 3.5.3 is not applicable to a Challenge by a Sublicensee.

3.5.4    Reasonable Provisions. The parties agree that neither of them is entering into this Agreement with the anticipation that Challenges will be instituted or made by Licensee or any of its Sublicensees against TSRI, and consequently the percentage rates for royalties and the other financial terms and conditions herein reflect that understanding. Licensee and TSRI further agree that if the parties did expect that such Challenges would be made against TSRI, the percentage rates for royalties and the other financial terms and conditions herein would be significantly higher. Accordingly, the parties agree that the provisions for increasing the percentage rates for royalties and the other amounts specified in Section 3.5.1 and the other provisions of this Section 3.5 are reasonable and reflect a mutual adjustment of certain financial provisions of this Agreement to accommodate those situations in which a Challenge is made against TSRI in lieu of increasing the percentage rates for royalties and the other financial terms and conditions of this Agreement as of the Effective Date.

3.6    Duration of Royalty Obligations. The royalty obligations of Licensee as to each Licensed Product shall continue on a country by country basis until the expiration of the last to expire Valid Claim that covers such Licensed Product (“Royalty Term”).

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4. Additional Consideration.

4.1 Product Development Milestones. Licensee shall pay to TSRI the following non-creditable, non-refundable amounts for the achievement of the following product development milestone events (each a “Milestone”) within [***] of the first occurrence of each Milestone for the first Licensed Product, whether achieved by Licensee or an Affiliate or Sublicensee, as follows:

Milestone	Payment
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]

For purposes of this Section 4, the following definitions shall apply:
(a)    The term “FDA” means the United States Food and Drug Administration.

(b)    The term “Full Enrollment” means, with respect to a clinical trial, the first dosing of the final patient in such trial.

(c)    The term “Phase 3 Trial” means a human clinical trial that would satisfy the requirements for a Phase 3 study as defined in 21 C.F.R. §312.21(c) (or its successor regulation), or its foreign equivalent.

For the avoidance of doubt: (i) each Milestone payment shall be payable only on the first occurrence of the corresponding Milestone; (ii) none of the Milestone payments shall be payable more than once; (iii) should the first Licensed Product be replaced or succeeded by another Licensed Product, no additional Milestone payments shall be due for Milestones already met with respect to any other Licensed Product.

5. Development and Commercialization Activities.

5.1 Development Plan and Benchmarks. Attached hereto as Exhibit B is Licensee’s development plan under which Licensee intends to bring the first Licensed Product to the point of commercial use (“Commercial Development Plan”). Pursuant to the Commercial Development Plan, Licensee shall use commercially reasonable efforts to achieve the Benchmarks specified in Exhibit B within the time periods set forth in Exhibit B (“Benchmarks”). In addition, Licensee shall use commercially reasonable efforts, itself or through its Affiliates and/or Sublicensees, to develop and obtain regulatory approvals to market and sell Licensed Products in the Field as promptly as is reasonably and commercially feasible, and, subject to obtaining necessary regulatory approvals, to produce and sell reasonable quantities of Licensed Products sufficient to meet market demands.

5.2 Progress Reports. Licensee shall keep TSRI generally informed in accordance with this Section 5.2 as to Licensee’s progress with respect to its development of Licensed Products. Licensee shall provide to TSRI (a) following the end of each calendar quarter a reasonably detailed report (the “Quarterly Report”) setting forth, with respect to such calendar quarter, (i) any intellectual property updates and (ii) any updates with respect to its regulatory filings and approvals, and (b) following the end of the second calendar quarter and the fourth calendar quarter of each calendar year, as applicable, a reasonably detailed bi-annual report (the “Bi-Annual Report”) setting forth, with respect to such same period, (i) any clinical updates, and (ii) any commercial updates with respect to the Licensed Product (Quarterly Report and Bi-Annual Report collectively, “Progress Reports”). Licensee agrees to provide any additional information regarding the updates included in each Progress Report reasonably requested by TSRI from time to time. All Progress Reports, Royalty Reports and the Confidential Information contained therein, shall be the Confidential Information of the Licensee and subject to the obligations of confidentiality set forth in Article 10.

5.3 Royalty Reports. For [***] after the [***] in each country, Licensee shall submit a royalty report (the “Royalty Report”) to TSRI, no later than [***]. After [***], Licensee shall submit the Royalty Report to TSRI, no later than [***]. Each Royalty Report shall set forth for each such [***] at least the following information on a country-by-country and Licensed Product-by-Licensed Product basis:

(a)    the number of units of Licensed Products sold by Licensee, its Affiliates, and/or its Sublicensees;

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)    the gross amounts due or invoiced for such Licensed Products sold by Licensee, its Affiliates, and/or its Sublicensees;

(c)    an itemized list of any and all Net Sales deductions;

(d)    the amount of royalties due under Section 3, or if no royalties are due to TSRI for any reporting period, the statement that no royalties are due and a reasonably detailed explanation why they are not due for that quarterly period.

Each Royalty Report shall be certified as correct by an officer of Licensee.

5.4 Payments. Licensee shall pay to TSRI with each Royalty Report the amount of royalties due with respect to such quarter. All payments due under this Agreement shall be payable by check or wire transfer in United States Dollars to an account designated by TSRI.

5.5 Foreign Sales. The remittance of royalties payable on sales outside the United States shall be payable to TSRI in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted in The Wall Street Journal for the last business day of the calendar quarter in which the royalties are payable. If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based, to the credit and account of TSRI or its nominee in any commercial bank or trust company designated by TSRI and located in that country, prompt written notice of which shall be given by Licensee to TSRI.

6. Record Keeping. Licensee shall keep, and shall require its Affiliates and Sublicensees to keep, accurate records (together with supporting documentation) of all Licensed Products made, used and sold under this Agreement, as appropriate to determine the amount of royalties, product development milestone payments and other monies due to TSRI hereunder, as well as records regarding Licensee’s compliance with this Agreement. Such records shall be retained for at least three (3) years following the end of the reporting period to which such records relate. Such records shall be available, upon at least [***] prior written notice to Licensee, during normal business hours for examination by TSRI and/or its designated certified public accountant (reasonably acceptable to Licensee), for the purpose of verifying the accuracy of Licensee’s reports and payments hereunder and its compliance with this Agreement. Licensee may require such accountants to enter into a reasonably acceptable confidentiality agreement, and in no event shall such accountants disclose to TSRI any information, other than such as relates to the accuracy of the corresponding provisions and reports pursuant to this Agreement. In conducting examinations pursuant to this Section, TSRI and/or its accountant shall have access to, and such accountant may disclose to TSRI, all records which TSRI or its accountant reasonably believes to be relevant to the calculation of royalties and other payments under Section 3, other consideration under Section 4, other financial obligations under this Agreement, and to Licensee’s compliance with this Agreement. These examinations shall be at TSRI’s expense, except [***], then Licensee shall pay the cost of such examination (including TSRI’s out-of-pocket attorney’s fees and accountant’s fees, as well as any additional payments that would have been payable to TSRI had Licensee reported correctly, plus interest on such amounts at the rate of [***] percent ([***]%) per month. Any overpayment of royalties by Licensee revealed by an examination shall be fully-creditable against future royalty payments under this Agreement or refundable to Licensee if no more royalties will be due under this Agreement. All payments due hereunder shall be made within [***] of Licensee’s receipt of a copy of the audit report. TSRI may exercise its audit rights under this Section 6 no more frequently than [***] in any calendar year.

7.    Patent Matters.

7.1     Patent Prosecution and Maintenance. From and after the date of this Agreement, the provisions of this Section 7 shall control the prosecution of any patent application and maintenance of any patent included within Licensed Patent Rights. TSRI shall (a) direct and control the preparation, filing and prosecution of the United States and foreign patent applications within Licensed Patent Rights (including without limitation any reissues, reexaminations, appeals to appropriate patent offices and/or courts, post-issuance proceedings, interferences and foreign oppositions); and (b) maintain the patents issuing therefrom. TSRI shall have the right, in its sole discretion, to use TSRI’s Office of Patent Counsel (“OPC”) in lieu of or in addition to outside patent counsel for the patent prosecution and maintenance described herein.

7.2     Information to Licensee. TSRI shall keep Licensee fully and timely informed with regard to the patent application and maintenance processes. TSRI shall deliver to Licensee copies of all patent applications, amendments, related correspondence and other related patent documents. Licensee shall have full rights of consultation with TSRI’s OPC

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and with TSRI’s outside patent counsel on all matters relating to the prosecution and maintenance of the Licensed Patent Rights.

7.3    Infringement Actions.

7.3.1    Prosecution of Infringements in the Exclusive Infringement Field.

The following provisions apply to any infringement of, or any challenge to the validity or enforceability of, the Licensed Patent Rights that occurs solely with respect to Licensed Products (“Exclusive Infringement Field”):

(a) TSRI and Licensee shall promptly notify the other in writing of any alleged or threatened infringement of, or any challenge to the validity or unenforceability of, Licensed Patent Rights solely in the Exclusive Infringement Field of which it becomes aware. After receiving notice from the other party of a possible infringement of the Licensed Patent Rights solely in the Exclusive Infringement Field by a third party, the parties will consult with each other about whether and to what extent such third party's products or activities are infringing upon the Licensed Patent Rights solely in the Exclusive Infringement Field in the relevant country(ies); provided, however, that promptly after delivery of such notice, and in any event prior to engaging in any such consultation or discussion, TSRI and Licensee shall enter into a mutually acceptable joint defense/common interest agreement for the purpose of preserving all applicable privileges attaching to the parties' discussion and pursuit of their mutual interest in the enforcement and/or defense of the Licensed Patent Rights solely in the Exclusive Infringement Field. In this way, the parties will attempt to reach a mutual agreement regarding what, if any, action should be taken against the third party.

(b) Except as may be otherwise mutually agreed in writing by the Parties pursuant to Section 7.3.1(a), Licensee shall have the first right (but not the obligation) to prosecute or take other appropriate action to abate infringement (including defense of actions for declaratory relief of non-infringement) within the Exclusive Infringement Field by that third party. If Licensee exercises such right, Licensee shall make good faith efforts to abate or terminate such infringement. Licensee may enter into settlements, stipulated judgments or other arrangements respecting such infringement or challenge, at its own expense, but only with TSRI's prior written consent (which consent shall not be unreasonably withheld or delayed) to the extent such settlement, judgment or other arrangement restricts or otherwise affects the scope, enforceability or validity of any of the Licensed Patent Rights, imposes any obligation on TSRI, and/or admits any fault on the part of TSRI. TSRI shall permit any action to be brought in its name and/or shall join in such action in either case as reasonably requested by Licensee or as required by law to establish Licensee’s rights to enforce the Licensed Patents, provided that (i) TSRI approves the independent outside counsel selected by Licensee to prosecute or defend such action prior to any action being filed (such approval not to be unreasonably withheld or delayed), and (ii) Licensee regularly informs TSRI about the progress of such action. TSRI shall cooperate in such action as reasonably requested by Licensee, including any reasonable assistance of a technical nature which Licensee may request in any litigation arising in accordance with the provisions of this Section 7.3.1, for which Licensee shall pay to TSRI a reasonable hourly rate of compensation. Notwithstanding the above, in the event Licensee prosecutes any such infringement actions or defends against any such challenges, TSRI, at its expense, shall have the right to retain separate independent counsel to assist in prosecuting or defending such actions.

(c) In the event Licensee fails to (1) take material steps to abate or resolve such infringement, (2) bring an infringement action or proceeding against the third party or (3) to defend such third party challenge solely in the Exclusive Infringement Field under Section 7.3.l(b) within [***] after the later of (i) mutual written agreement by the Parties to bring such action or proceeding and (ii) the written request of TSRI to do so, then TSRI, in addition to any other remedies it may have, shall have the right, but not the obligation, to prosecute such infringement or defend such action on its own behalf. TSRI may enter into settlements, stipulated judgments or other arrangements respecting such infringement or challenge, at its own expense, but only with Licensee's prior written consent to the extent such settlement, judgment or other arrangement restricts or reduces Licensee's rights under this Agreement or in the Licensed Patent Rights or admits any fault on the part of Licensee, or any of its Affiliates or Sublicensees, or seeks to grant a license to the infringing party, which consent will not be unreasonably withheld or delayed. Notwithstanding the above, in the event that TSRI enters into settlements, stipulated judgments or other arrangements respecting such infringement or challenge, Licensee acknowledges that TSRI may, with Licensee’s prior written consent, grant a license of limited field and geographic scope to the infringing party that authorizes only those activities that had been infringing prior to the initiation of such action. TSRI shall consult with Licensee in structuring such license and upon granting such license, shall reduce Licensee's financial obligations under this Agreement by an amount mutually agreed upon by the Parties to compensate for Licensee's loss of exclusivity.

(d) Except as otherwise agreed by the parties in writing (for example, as part of an alternate cost-sharing arrangement), any damages, settlements or other recoveries obtained as a result of any infringement or defense action

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

pursuant to Section 7.3.1, shall first be used to reimburse the party that brought such action for the fees and expenses incurred by it in such action, and then to reimburse the fees and expenses incurred by the other party, if any, in such action. If, after such reimbursement of both parties' fees and expenses, any funds remain from such damages, settlements or other recoveries obtained as a result of such infringement or defense actions, such funds shall be distributed as follows: (i) retained by Licensee if Licensee is the enforcing party and subject to the royalty set forth in this Agreement, and (ii) retained by TSRI if TSRI is the enforcing party; provided, however, that any amounts recovered as punitive damages or lost profits shall be credited to Licensee, its Affiliates and Sublicensees.

7.3.2    Prosecution of Infringements in the Outside Infringement Field.

The following provisions apply to any infringement of, or any challenge to the validity or enforceability of, the Licensed Patent Rights that occurs solely outside of the Exclusive Infringement Field (collectively "Outside Infringement Field"):

(a) TSRI shall have the exclusive right, but not the obligation, to control any actions or proceedings with respect to any infringement of, or any challenge to the validity or enforceability of, the Licensed Patent Rights that occurs solely in the Outside Infringement Field, including without limitation entering into any settlements, licenses, stipulated judgments or similar arrangements, but to the extent any such settlement, judgment or other arrangement would restrict or reduce Licensee's rights under this Agreement or in the Licensed Patent Rights in the Field, only with Licensee's prior written consent, which will not be unreasonably withheld or delayed. In any event, TSRI shall keep Licensee reasonably informed with respect to the progress of any such actions or proceedings (including any settlement, licenses, stipulated judgments or similar arrangements with respect thereto). Licensee shall have no right to enforce or prosecute any infringement of, or defend any challenge to the validity or enforceability of, the Licensed Patent Rights that occurs solely in the Outside Infringement Field, whether or not TSRI exercises its above-referenced rights.

(b) In the event TSRI brings an infringement action or proceeding against a third party infringer, defends against any challenge brought by such a third party, or negotiates a license or other settlement with such third party, TSRI shall have the right to retain [***] percent ([***]%) of all damages, settlements, fees, payments and other recoveries obtained or received from such third party.

7.3.3 Prosecution of Infringements in the Exclusive and Outside Infringement Fields.

The following provisions apply to any infringement of, or any challenge to the validity or enforceability of, the Licensed Patent Rights that occurs in both the Exclusive Infringement Field and the Outside Infringement Field:

(a) TSRI and Licensee shall promptly notify the other in writing of any alleged or threatened infringement of, or any challenge to the validity or enforceability of, the Licensed Patent Rights that occurs in both the Exclusive Infringement Field and the Outside Infringement Field of which it becomes aware. With respect to such infringement or challenge of the Licensed Patent Rights in both the Exclusive Infringement Field and the Outside Infringement Field, TSRI shall have the first right, but not the obligation, to prosecute such infringement and/or to defend against such challenge against TSRI, and the right to control such actions and the settlement thereof. Nothing contained in this Agreement shall restrict or prevent Licensee, its Affiliates or Sublicensees from defending any action brought against Licensee, its Affiliates or Sublicensees relating to the Licensed Patent Rights.

(b) If TSRI elects to pursue, prosecute or defend such actions, any damages, settlements or other recoveries received by TSRI as a result of such activities shall first be used to reimburse TSRI for all fees and expenses incurred by it with respect to such actions. If, after such reimbursement, any funds remain from such damages, settlements or other recoveries obtained as a result of such infringement or defense actions, such funds (the "Remaining Funds") shall be distributed as follows: (i) with respect to that portion of the Remaining Funds that represents damages, settlements or other recoveries in the Exclusive Infringement Field, TSRI shall pay to Licensee the amounts recovered as punitive damages or lost profits.

(c) In the event TSRI elects not to prosecute such infringement or defend against such challenge of Licensed Patent Rights in both the Exclusive Infringement Field and the Outside Infringement Field within [***] of notice of such infringement or potential infringement (or within [***]) [***] of notice of such infringement or potential infringement in cases where there is a statutory requirement to bring an action against such infringer or potential infringer within a certain period of time), Licensee shall thereafter have, to the extent feasible, the exclusive right, but not the obligation, to prosecute such infringement or defend against such challenge of the Licensed Patent Rights in the Exclusive Infringement Field, and in

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

such case the provisions of Section 7.3.1(b) shall apply. In addition, upon the request of Licensee, TSRI shall cooperate with Licensee and facilitate communication between Licensee and any of TSRI's licensees in any field included in the Outside Infringement Field with respect to the applicable infringement or challenge to the Licensed Patent Rights.

(d) If Licensee elects to prosecute such infringement or defend against such challenge of Licensed Patent Rights in the Exclusive Infringement Field after TSRI has elected not to do so, any damages, settlements or other recoveries obtained as a result of such infringement or defense actions shall first be used to reimburse Licensee for the fees and expenses incurred by Licensee in bringing or defending against such actions and next to be reimbursed shall be TSRI for any fees and costs incurred by TSRI in such action or suit. If, after such reimbursement, any funds remain from such damages, settlements or other recoveries obtained as a result of such infringement or defense actions, such funds (the "Remaining Monies") shall be distributed as follows, with respect to that portion of the Remaining Monies that represents damages, settlements or other recoveries in the Exclusive Infringement Field Licensee shall pay to TSRI [***] percent ([***]%) of such Remaining Monies, and Licensee shall retain [***] percent ([***]%) of the Remaining Monies.

7.3.4 Defense of Infringement Claims Alleged by a Third Party.

Each Party shall promptly notify the other in writing of any allegation by a third party that the practice of any invention claimed by the Licensed Patent Rights by Licensee, its Affiliates or Sublicensees infringes or may infringe the intellectual property rights of such third party, and TSRI and Licensee shall confer with each other and cooperate during the defense of any such action brought by such third party (“Third Party Allegation of Infringement”).

Licensee shall have the sole right, but not the obligation, to defend any Third Party Allegation of Infringement action or suit against Licensee or its Affiliates or Sublicensees (“Exclusive Defense Field”). If Licensee finds it necessary or desirable for TSRI to become a party to such Third Party Allegation of Infringement action or suit solely in the Exclusive Defense Field, TSRI shall execute all papers as may be reasonably necessary to add TSRI as a party to such action or suit. In such case Licensee agrees to use independent counsel approved by TSRI to defend such action or suit, (such approval not to be unreasonably withheld or delayed). If Licensee defends any such action or suit solely in the Exclusive Defense Field, Licensee shall reasonably inform TSRI about the progress of such action or suit and Licensee shall bear all fees and expenses incurred by Licensee and incurred by TSRI at the request of Licensee in connection with such suit or action or as the result of TSRI being named as a party to such action or suit. TSRI shall be entitled, at its expense, to participate and retain separate independent counsel to represent it in such action or suit; provided that if Licensee elects to defend such action or suit, Licensee shall control and be responsible for such action or suit that involves solely the Exclusive Defense Field. TSRI shall not have any out-of-pocket liability for costs of litigation or royalties, damages and/or settlement amounts resulting from any such action or suit defended by Licensee (except for fees and costs of TSRI's selected counsel as provided above). If the third party's intellectual property right asserted in such Third Party Allegation of Infringement is held not to be infringed, or is held to be unenforceable or invalid, and Licensee receives any damages, settlements or other recoveries from such third party in an action or suit that involves solely the Exclusive Defense Field, such amounts shall be applied first to reimburse all fees and expenses of Licensee, next to reimburse any fees and expenses of TSRI in accordance with this Section 7.3.4 that were not already reimbursed by Licensee, and thereafter Licensee shall be entitled to retain the balance of such amounts. For the purpose of clarity, the Parties acknowledge and agree that this Section 7.3.4 shall in no way limit Licensee's indemnification obligations under Section 8.1.

8.    Indemnity and Insurance.

8.1    Indemnity by Licensee. Licensee hereby agrees to indemnify, defend (by counsel reasonably acceptable to TSRI) and hold harmless TSRI, its Affiliates and their respective trustees, directors, officers, employees, scientists, agents, students, successors, and assigns (collectively, the “Indemnitees”) from and against all damages, liabilities, losses and other expenses, including without limitation reasonable attorney’s fees, expert witness fees and costs incurred by the Indemnitees, with respect to any third party claim, suit or action asserted against any of the Indemnitees, whether or not a lawsuit or other proceeding is filed (collectively “Claims”), that arise out of or relate to (a) [***], (b) [***], (c) [***], (d) [***], (e) [***], (f) [***], and/or (g) [***]; provided, that Licensee shall not indemnify the Indemnitees for Claims resulting from any Indemnitees’ (A) gross negligence, fraud or willful misconduct in connection with this Agreement and/or (B) breach of this Agreement. The Indemnitees must notify the Licensee within [***] after receipt of any Claims made for which the Licensee might be liable under this Section 8.1. Such notice shall not be a condition precedent to any liability of the Licensee under this Agreement, except to the extent that the Licensee is prejudiced in its ability to defend such a Claim as a result of an unreasonable delay in notice. Licensee shall not enter into any settlement, stipulated judgment or other arrangement with respect to such Claims that (i) imposes any obligation on Indemnitees, (ii) does not release Indemnitees from all liability, or (iii) would have a materially adverse effect on TSRI’s reputation or business, without TSRI’s prior written consent, which consent

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the above, Indemnitees, at their expense, shall have the right to retain separate independent counsel to assist in defending any such Claims.

8.2    Indemnity by TSRI. TSRI hereby agrees to indemnify, defend (by counsel reasonably acceptable to Licensee) and hold harmless Licensee, its Affiliates and their respective trustees, directors, officers, employees, scientists, agents, students, successors, and assigns (collectively, the “Licensee Indemnitees”) from and against all damages, liabilities, losses and other expenses, including without limitation reasonable attorney’s fees, expert witness fees and costs incurred by the Licensee Indemnitees, with respect to any third party claim, suit or action asserted against any of the Licensee Indemnitees, whether or not a lawsuit or other proceeding is filed (collectively “Claims”), that arise out of or relate to the Novartis Research Products Nonexclusive License. The Licensee Indemnitees must notify TSRI within [***] after receipt of any Claims made for which TSRI might be liable under this Section 8.2. Such notice shall not be a condition precedent to any liability of TSRI under this Agreement, except to the extent that TSRI is prejudiced in its ability to defend such a Claim as a result of an unreasonable delay in notice. TSRI shall not enter into any settlement, stipulated judgment or other arrangement with respect to such Claims that (i) imposes any obligation on Licensee Indemnitees, (ii) does not release Licensee Indemnitees from all liability, or (iii) would have a materially adverse effect on Licensee’s reputation or business, without Licensee’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the above, Licensee Indemnitees, at their expense, shall have the right to retain separate independent counsel to assist in defending any such Claims.

8.3     Insurance.

8.3.1    TSRI as Additional Insured. Licensee shall include and cause TSRI and Indemnitees to be included as “additional insureds” on any commercial general liability and product liability insurance policies maintained by Licensee, its Affiliates and Sublicensees applicable to the Licensed Products.

8.3.2    Coverages. Beginning at the time any Licensed Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or a Sublicensee, Licensee shall, at its sole expense, procure and maintain commercial general liability insurance with reputable insurers in amounts not less than $[***] per occurrence and $[***] annual aggregate. Prior to the initiation of the first clinical trial and continuing throughout the clinical trials involving any Licensed Product, Licensee shall, at its sole expense, procure and maintain commercial general liability insurance with reputable insurers in the same amounts as specified above. Such commercial general liability insurance shall provide coverage for: [***]. If Licensee desires to self insure all or part of the limits described above, such self-insurance program must be approved in advance by TSRI in its sole discretion. The insurance coverage amounts specified herein or the maintenance of such insurance policies shall not in any way limit Licensee’s indemnity or other liability under this Agreement. The limits being requested can be satisfied by the combination of both a primary liability policy and an Umbrella Liability policy.

8.3.3     Waiver of Subrogation. Licensee, on behalf of itself and its insurance carriers, waives any and all claims and rights of recovery against TSRI and the Indemnitees, including without limitation all rights of subrogation, with respect to either party’s performance under this Agreement or for any loss of or damage to Licensee or its property or the property of others under its control. Licensee’s commercial general liability insurance policy shall also include a waiver of subrogation consistent with this Section in favor of TSRI and the Indemnitees. Licensee shall be responsible for obtaining such waiver of subrogation from its insurance carriers. Licensee’s insurance policies shall be primary and not contributory to any insurance carried by its Sublicensees or by TSRI. At the time when Licensee sends its annual progress report to TSRI as well as upon TSRI’s additional request, Licensee shall deliver to TSRI copies of insurance certificates and endorsements that comply with the requirements of this Section 8.3.

8.3.4    Cancellation/Changes in Coverages. Licensee shall provide TSRI with written notice at least fifteen (15) days prior to the cancellation, non renewal or material change in any insurance required by this Section 8.2. If Licensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period (or prior to the cancellation, non-renewal or material change in the existing policy), TSRI shall have the right to immediately terminate this Agreement by providing written notice to Licensee and without providing any additional cure period.

8.3.5    Continuation of Coverage. Licensee shall maintain such commercial general liability and product liability insurance beyond the expiration or termination of this Agreement during (a) the period that any Licensed Product is being commercially distributed or sold by or on behalf of Licensee or a Sublicensee; and (b) a reasonable period after the period referred to in sub-clause (a) above, which in no event shall be less than ten (10) years.

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.    Warranties, Disclaimer and Limitation of Liability.

9.1     Warranties. TSRI represents and warrants to Licensee as follows:
(a)    TSRI has the right and authority to enter into this Agreement;

(b)    TSRI is not currently a party to, and during the term of this Agreement will not enter into, any agreements, oral or written, that are inconsistent with its obligations under this Agreement;

(c)    TSRI has not previously assigned, transferred, conveyed or otherwise encumbered its rights, title and interests in the Licensed Patent Rights in a manner that would prevent or restrict Licensee from exploiting its rights granted under Section 2.1, and to TSRI’s knowledge, no third party has any right, title or license in or to, or any license under, any Licensed Patent Rights that conflicts with the licenses granted to Licensee hereunder;

(d)    To the best of TSRI’s knowledge as of the Effective Date, there is no intellectual property right, and in particular no patent rights, owned or controlled by TSRI, other than the Licensed Patent Rights, that would prevent or restrict Licensee from developing and commercializing Licensed Products as set forth herein, or that would prevent or restrict Licensee from exploiting its rights granted under Section 2.1;

(e)    As of the Effective Date, the Licensed Patent Rights are existing and, to the best of TSRI’s knowledge, are not invalid or unenforceable, in whole or in part, and TSRI is not aware of any claim asserting the invalidity, misuse, unenforceability or non-infringement of any of the Licensed Patent Rights;

(f)    To the best of TSRI’s knowledge as of the Effective Date, there are no claims, judgments or settlements against or pending with respect to the Licensed Patent Rights, and TSRI has not received written notice that any such claims, judgments or settlements are threatened, and, to TSRI’s knowledge, there are no such claims, judgments or settlements threatened;

(g)    TSRI will not, during the term of this Agreement, amend the Novartis Research Products Nonexclusive License in a manner that could narrow Licensee’s rights hereunder; and

(h)    To the best of TSRI’s knowledge as of the Effective Date, no patent application or registration within the Licensed Patent Rights is subject of any pending interference, opposition, cancellation or patent protest.

9.2    Disclaimer.    EXCEPT AS EXPRESSLY WARRANTED IN SECTION 9.1, TSRI MAKES NO WARRANTIES OR REPRESENTATIONS CONCERNING LICENSED PATENT RIGHTS, LICENSED PRODUCTS, OR ANY OTHER MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY EXPRESS, IMPLIED OR STATUTORY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, TITLE, ACCURACY OR ARISING OUT OF COURSE OF CONDUCT OR TRADE CUSTOM OR USAGE, AND DISCLAIMS ALL SUCH EXPRESS, IMPLIED OR STATUTORY WARRANTIES. EXCEPT AS EXPRESSLY WARRANTED IN SECTION 9.1, TSRI MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY, SCOPE OR ENFORCEABILITY OF ANY OF THE LICENSED PATENT RIGHTS, OR THAT ANY LICENSED PRODUCT OR LICENSED PATENT RIGHTS WILL NOT INFRINGE ANY THIRD PARTY RIGHTS, OR THAT NO THIRD PARTY IS IN ANY WAY INFRINGING UPON OR MAY INFRINGE UPON ANY LICENSED PATENT RIGHTS OR LICENSED PRODUCTS COVERED BY THIS AGREEMENT. FURTHER, TSRI HAS MADE NO INVESTIGATION AND MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PATENT RIGHTS OR LICENSED PRODUCTS ARE SUITABLE FOR LICENSEE’S PURPOSES.

9.3     Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR EXPECTED SAVINGS) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, EXCEPT WITH RESPECT TO LICENSEE’S INDEMNITY OBLIGATIONS UNDER SECTION 8.1. TSRI’s AGGREGATE LIABILITY, IF ANY, FOR ALL DAMAGES OR OTHER RELIEF OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED [***]. THE FOREGOING EXCLUSIONS AND LIMITATIONS SHALL APPLY TO ALL CLAIMS AND ACTIONS OF ANY KIND AND ON ANY THEORY OF LIABILITY, WHETHER BASED ON CONTRACT, TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE OR STRICT LIABILITY), OR ANY OTHER GROUNDS, AND REGARDLESS OF WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. THE PARTIES FURTHER AGREE THAT EACH WARRANTY DISCLAIMER, EXCLUSION OF DAMAGES OR OTHER LIMITATION OF LIABILITY HEREIN IS

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

INTENDED TO BE SEVERABLE AND INDEPENDENT OF THE OTHER PROVISIONS BECAUSE THEY EACH REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES.

10.    Confidentiality and Publicity.

10.1    Treatment of Confidential Information. The parties agree that during the term of this Agreement, and for a period of [***] after this Agreement terminates, each Receiving Party will (a) maintain in confidence such Confidential Information to the same extent such Receiving Party maintains its own Confidential Information, but with no less than a reasonable degree of care; (b) not disclose such Confidential Information to any third party without the Disclosing Party’s prior written consent; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement. Notwithstanding the foregoing, if a Receiving Party is required by law, regulation or court order to disclose Confidential Information of the Disclosing Party, the Receiving Party shall (i) promptly notify the Disclosing Party not less than [***] before the proposed disclosure (or such shorter period of time as may be reasonably practical under the circumstances); (ii) reasonably cooperate with the Disclosing Party, at the Disclosing Party’s expense, to object or condition such disclosure through a protective order or otherwise; (iii) limit the extent of such disclosure to the minimum required to comply with the order or notice; and (iv) use commercially reasonable efforts to seek confidential treatment (i.e., filing “under seal”) for such required disclosure. In addition, a Receiving Party may disclose Confidential Information of the Disclosing Party to its Affiliates, agents and employees, to Sublicensees and potential Sublicensees, to collaborators, investors or potential investors of a party in connection with due diligence or similar investigations or in confidential financing documents, and to professional advisors such as attorneys, accountants and insurers (collectively, “Representatives”), provided, in each case, that any such Representative agrees to be bound by terms of confidentiality and non-use at least as stringent as those set forth in this Section 10.1, but with no further right to disclose or otherwise distribute the Disclosing Party’s Confidential Information. Each Receiving Party shall be responsible for breach of this Article 10 by its Representatives.

10.2    Publications. Licensee agrees that TSRI shall have the right to publish information developed independently and outside the scope of this Agreement in accordance with its general policies, and that this Agreement shall not restrict TSRI’s right to publish such information; provided, that TSRI does not use or disclose any Confidential Information of the Licensee.

10.3    Publicity. Except as otherwise required by law or regulation, no party shall originate or distribute any publication, news release or other public announcement, written or oral, whether in the public press, stockholders' reports or otherwise, relating to this Agreement or to any sublicense hereunder, or to the performance hereunder or under any such sublicense agreements, without the prior written approval of the other party, which approval shall not be unreasonably withheld. Scientific publications not associated herewith and published in accordance with Section 10.2 of this Agreement shall not be construed as publicity governed by this Section 10.3. Notwithstanding the foregoing, in the event that either party determines that applicable securities laws or regulations require disclosure of Confidential Information or this Agreement, such party shall promptly notify the other and the parties shall cooperate in making a disclosure which shall meet the requirements of the applicable securities laws or regulations.

11.    Term and Termination.

11.1    Term. Unless terminated sooner in accordance with the terms set forth herein, this Agreement shall expire upon such time that no further royalties are due to TSRI pursuant to Section 3.6.

11.2    Termination upon Mutual Agreement. This Agreement may be terminated by mutual written consent of both parties.

11.3    Termination by TSRI. TSRI has the right to immediately terminate this Agreement if Licensee materially breaches this Agreement and fails to cure such material breach within [***] after the date of TSRI’s written notice of such material breach. If Licensee disputes in good faith the existence or materiality of a breach or default specified in a notice provided by TSRI, and Licensee notifies TSRI of such good faith dispute within [***] s of receipt of such notice, then TSRI shall not terminate this Agreement unless and until (i) the dispute resolution process in Section 13.7 has finally determined that Licensee has committed the material breach or default and (ii) Licensee fails to cure such material breach or default within thirty (30) days following such final decision. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the parties shall continue to perform all of their respective obligations hereunder;

11.4    Termination by Licensee. Licensee may terminate this Agreement by giving sixty (60) days’ advance written notice of termination to TSRI.

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.5    Termination by Either Party. Either party may terminate this Agreement with immediate effect as follows (unless a further cure period is provided below):

(a)    Upon written notice in the event a party becomes insolvent, has a petition in bankruptcy filed for or against it, has a receiver appointed over any of such party’s assets, makes an assignment for the benefit of creditors, or has any other proceedings filed against it under any bankruptcy or insolvency laws and such petition or proceeding is not dismissed within ninety (90) days after the filing thereof; or

(b)    If a party defaults in the performance of any material obligations under this Agreement and the default has not been remedied within ninety (90) days after the date of written notice of such default.

11.6    Rights upon Expiration. Upon the expiration of this Agreement, neither party shall have any further rights or obligations, other than the obligation of Licensee to make any and all reports and payments due under Sections 3, 4, 7 and 11.8 with respect to events that occurred prior to such expiration in accordance with Sections 3, 4, 5, and 7 (all of which Sections referenced in this sentence shall survive such expiration for such purposes). Notwithstanding the above, Sections 1, 2.4, 2.5, 2.6, 6, 7, 8, 9, 10, 11.6, 12.2 and 13 shall also survive the expiration of this Agreement.

11.7    Rights upon Termination. Upon termination of this Agreement prior to the expiration of this Agreement, the licenses granted hereunder shall terminate and revert to TSRI. Upon such termination, Licensee shall have no further right to practice or use any Licensed Patent Rights. Any such termination shall not relieve either party from any obligations accrued to the date of such termination, including without limitation the obligation of Licensee to make any and all reports and payments due under Sections 3, 4 and 7 with respect to events that occurred prior to such termination or as provided in Section 11.8, in accordance with Sections 3, 4, 5, and 7 (all of which Sections referenced in this sentence shall survive such termination for such purposes). In addition, Sections 1, 2.4, 2.5, 2.6, 6, 7, 8, 9, 10, 11.7, 12.2 and 13 shall also survive the termination of this Agreement.

11.8    Final Royalty Report. Within sixty (60) days of termination or expiration of this Agreement, Licensee shall submit a final Royalty Report to TSRI, and any payments due to TSRI under this Agreement that accrued prior to such termination or expiration shall be paid by Licensee to TSRI at the time of delivery of the final Royalty Report.

12.    Assignment; Successors.

12.1    Assignment. This Agreement may not be assigned or delegated, in whole or in part, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void, except that either party may transfer or assign its rights and obligations under this Agreement, in whole or in part, (a) to one or more of its Affiliates or (b) in connection with a sale of all or substantially all of the assets to which this Agreement relates (whether in a stock sale, asset sale, merger, reorganization, or otherwise).

12.2    Binding Upon Successors and Assigns. Subject to Section 12.1, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of TSRI and Licensee. Any successor or assignee of Licensee's interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by Licensee and such written assumption shall be delivered to TSRI as a condition to TSRI’s agreement to consent to any such assignment.

13.    General Provisions.

13.1    Independent Contractors. The relationship between TSRI and Licensee is that of independent contractors. TSRI and Licensee are not joint venturers, partners, principal and agent, master and servant, employer and employee, and have no other relationship other than independent contracting parties. TSRI and Licensee shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

13.2    Late Payments. Late payments of any and all undisputed (in good faith) amounts due hereunder shall bear interest from the due date until the date paid at a rate of one (1%) per month, or the maximum amount allowable by law, whichever is less.

13.3    Governmental Approvals and Compliance. During the term of this Agreement, Licensee shall, at its expense, be responsible for obtaining all necessary governmental approvals for the development, production, distribution,

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

performance, sale and use of any Licensed Product, Licensed Service or Licensed Process, and shall comply with all applicable laws, rules and regulations in conducting its activities under this Agreement. During the term of this Agreement, Licensee shall, at its expense, also be responsible for any warning labels, packaging and instructions produced or distributed with respect to the use of Licensed Products, Licensed Services or Licensed Processes and for the quality control for any Licensed Products, Licensed Services or Licensed Processes.

13.4    Patent Marking. To the extent required by applicable law, Licensee and its Sublicensees shall use commercially reasonable efforts to properly mark all Licensed Products or their containers in accordance with the applicable patent marking laws. Upon TSRI’s written request, Licensee shall provide to TSRI copies of its patent marking of all Licensed Products. To the extent Licensee or a Sublicensee marks any Licensed Products by referencing the Licensed Patent Rights thereon, Licensee represents and warrants that such Licensed Products are, to Licensee’s knowledge, covered by a claim of the applicable referenced Licensed Patent Rights.

13.5    No Use of Name. Licensee, its Affiliates and Sublicensees may not use the name “The Scripps Research Institute”, “Scripps”, “TSRI” or any variation thereof of TSRI, without the prior written consent of TSRI. TSRI and its Affiliates may not use the name, logo, seal, trademark, or service mark (including any adaptation of them) of the Licensee or any of its Affiliates, without the prior written consent of such Licensee and Affiliate. Notwithstanding the foregoing, each party may use the name of the other party in a non-misleading and factual manner, including in accordance with security laws and regulations.

13.6    Foreign Registration. Licensee agrees, at its expense, to register this Agreement with any foreign governmental agency which requires such registration.

13.7    Dispute Resolution. Any dispute or claim between the parties arising out of or relating to this Agreement, including without limitation the breach thereof, shall be resolved according to the following dispute resolution procedures:

(a)    Such dispute shall be first addressed by the representatives of TSRI and Licensee who have primary responsibility for managing this Agreement.

(b)    If the dispute is not resolved by such representatives within fifteen (15) days after the date either party gives written notice that such dispute exists, then the dispute shall be referred to and addressed by the senior management of each party.

(c)    If such dispute is not resolved by the parties’ senior management within thirty (30) days after the date the dispute is referred to them, then the dispute shall be submitted to mediation. The mediator shall be a retired judge or other neutral third party mutually selected by TSRI and Licensee who has at least ten (10) years’ experience in mediating or arbitrating cases in the bio-pharmaceutical industry and regarding the same or substantially similar subject matter as the dispute between Licensee and TSRI. If the parties are unable to agree on such mediator within twenty (20) days after they exchange initial lists of potential mediators, a mediator with the same qualifications will be selected by the JAMS office in San Diego located at 401 B Street, San Diego, CA 92101 (after consultation with the parties).

(d)    The location of the mediation shall be in the County of San Diego, California. TSRI and Licensee hereby irrevocably submit to the exclusive jurisdiction and venue of the mediator mutually selected by the parties or to the neutral mediator selected by JAMS of San Diego for purposes of the mediation, and to the exclusive jurisdiction and venue of the federal and state courts located in San Diego County, California for any action or proceeding regarding this Agreement in the event mediation is unsuccessful as provided in sub-clause (e) below, or as provided in sub-clause (f) below, and waive any right to contest or otherwise object to such exclusive jurisdiction or venue, including without limitation any claim that such exclusive venue is not a convenient forum.

(e)    If the dispute is not resolved through mediation, either party may refer the dispute to a court of competent jurisdiction in San Diego County, California.

(f)    Notwithstanding anything to the contrary in this Agreement, prior to or while a mediation proceeding is pending, either party has the right to seek and obtain injunctive and other equitable relief from a court of competent jurisdiction to enforce that party’s rights hereunder.

13.8    Entire Agreement; Modification. This Agreement and all of the attached Exhibits (which are incorporated herein) set forth the entire agreement between the parties as to the subject matter hereof, and supersede all prior or

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

contemporaneous agreements or understandings, whether oral or written, regarding this subject matter. This Agreement cannot be amended except by a written instrument signed by both parties.

13.9    California Law. This Agreement shall be construed and enforced according to the laws of the State of California without regard to its conflicts or choice of law rules.

13.10    Headings and Construction. The headings for each Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Section. Except where the context otherwise requires, wherever used the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders. The words “including”, “includes” and “such as” are used in their non-limiting sense and have the same meaning as “including without limitation” and “including but not limited to”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The language of this Agreement shall be deemed to be the language mutually chosen by the parties and no rule of strict construction shall be applied against either party.

13.11    Severability. If any provision of this Agreement is judicially determined to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect, and the stricken provision shall be revised in a manner that best reflects the original intent of the parties.

13.12    No Waiver. The failure of a party to enforce any of its rights hereunder or at law or in equity shall not be deemed a waiver or a continuing waiver of any of its rights or remedies against the other party, unless such waiver is in writing and signed by the waiving party.

13.13    Name. Whenever there has been an assignment by a party as permitted by this Agreement, the term "Licensee" or “TSRI” (as applicable) used in this Agreement shall also include and refer to, if appropriate, such assignee.

13.14    Attorneys' Fees. In the event of a dispute between the parties or any default hereunder, the party prevailing in the resolution of such dispute or default shall be entitled to seek to recover its reasonable attorneys' fees and other costs incurred in connection with resolving such dispute or default, in addition to any other relief to which it is entitled. TSRI and Licensee each represent that it has been represented by its own counsel in the negotiation and execution of this Agreement. Each party further represents that it has relied solely on the advice and representation of its respective counsel in agreeing to this Section 13.14 and all of the other provisions of this Agreement.

13.15    Notices. Any notices required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when received; (b) by overnight courier guaranteeing next-day delivery, upon the next business day immediately following delivery to such overnight courier; or (c) by registered or certified mail, return receipt requested and postage prepaid, upon verification of receipt. Notices shall be sent to the respective addresses set forth below, unless subsequently changed by written notice to the other party:

For TSRI:
The Scripps Research Institute
10550 North Torrey Pines Road, TPC-9
La Jolla, California 92037
Attention: Vice President, Business Development

with a copy to:
The Scripps Research Institute
10550 North Torrey Pines Road, TPC-8
La Jolla, California 92037
Attention: Chief Business Counsel

For Licensee:
Immunomedics, Inc.
300 The American Road
Morris Plains, New Jersey 07950
Attention: Chief Executive Officer

With a copy to:
DLA Piper LLP (US)

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

51 John F. Kennedy Parkway, Suite 120
Short Hills, New Jersey 07078-2704
Attention: Andrew P. Gilbert

13.16    Counterparts. This Agreement may be executed in several counterparts that together shall constitute originals and one and the same instrument. Facsimile signatures and signatures transmitted via portable document format (PDF) shall be treated as original signatures.

13.17    Cumulative Remedies. The rights and remedies stated in this Agreement shall be cumulative and in addition to any other rights and remedies the parties may have at law or in equity.

13.18    Force Majeure. Neither party shall be liable or responsible to the other party for loss or damages, or for any default or delay, in each case attributable to any event beyond its reasonable control and without its fault or negligence.

[Signature page follows]

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

TSRI:	LICENSEE:

THE SCRIPPS RESEARCH INSTITUTE	IMMUNOMEDICS, INC.

By:/s/Matt Tremblay	By:/s/Michael Garone
Name: Matt Tremblay	Name: Michael Garone
Title: Vice President, BD	Title: Chief Financial Officer

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT A

LICENSED PATENT RIGHTS

[***]

[Three pages omitted in their entirety]

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT B

DEVLEOPMENT PLAN & BENCHMARKS

Benchmark	Anticipated date of benchmark
[***]	[***]
[***]	[***]
[***]	[***]

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT C

REPORTING EVENTS

Licensee shall notify TSRI in writing of each of the following events with respect to the first Licensed Product:
1.    [***];

2.    [***];

3.    [***].